EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of November 6, 2008, (the “Effective Date”) by and between BioLargo, Inc., a Delaware corporation (the “Company”), and Howard Isaacs, an individual (the “Consultant”).

WHEREAS, the Consultant has certain expertise in the field of investor relations, and the Company wishes to avail itself of such expertise, and,

WHEREAS, the Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant agree as follows:

1.            Purpose.  The Company hereby retains the Consultant, and the Consultant agrees to be available to serve the Company during the Consulting Period (as hereinafter defined), as a consultant and advisor, which shall include such reasonable consulting and advisory services for the Company as may be requested by the Company or someone acting pursuant to its authorization.

2.            Duties of Consultant.  The Consultant agrees to manage the Company’s investor relations needs (the “Services”), including the following:

2.1  Provide a front line of communication to existing shareholders to share Company news, product updates and bolster shareholder confidence in the stock.

2.2  Respond to requests for information from interested investors and convert them to shareholders of Company stock.

2.3  Initiate outreach to potential investors such as stock brokers, analysts, and high net worth individuals and share the Company story and potential.

2.4  Facilitate conference calls and meetings with potential investors.

2.5  Assist with development and distribution of press releases and secure both press and publication coverage of the Company.

3.            Term.  The consulting period shall commence as of the effective date of this Agreement, and shall continue month-to-month until terminated by either of the Company or the Consultant (the “Consulting Period”).

4.            Compensation.  In consideration for the Consultant’s providing the Services, the Company shall pay the Consultant a consulting fee (the “Consulting Fee”) of: (i) $3,500 per month in cash, (ii) 50,000 shares of common stock (the “Stock”) of the Company, issued as of the Effective Date, and (iii) a warrant (the “Warrant”) to purchase 250,000 shares of the Company’s common stock, exercisable at $1.00 per share, and which shall expire October 31, 2011. The Warrant shall vest as follows: five (5) equal installments commencing on November 30, 2008 and continuing on each last day of the succeeding four months (each, a “Vesting Date”); provided that no portion of the Warrant shall vest if the Consultant is not, on a Vesting Date, providing services to the Company pursuant to this

Agreement. In addition to the Consulting Fee, the Company may choose to pay additional compensation to the Consultant in the form of a bonus, in cash or through the Company’s stock option plan.

5.            Status of Independent Contractor.  The Consultant understands and agrees that he is not an employee of the Company and that he is not entitled to receive employee benefits from the Company, including, but not limited to, sick leave, vacation, retirement, death benefits or automobile expense. The Consultant shall be responsible for providing, at the Consultant’s sole expense and in the Consultant’s name, disability, worker’s compensation or other insurance as well as licenses and permits usual or necessary for conducting the Services. Furthermore, the Consultant shall pay, when and as due, any and all taxes incurred as a result of the compensation paid hereunder. The Consultant hereby agrees to indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of Consultant’s breach of this paragraph.

6.            Nondisclosure.  As a condition precedent to the Company’s obligations under this Agreement, the Consultant will execute and deliver to the Company the Non-Disclosure Agreement attached hereto as Appendix A (the “Confidentiality Agreement”), the provisions of which are incorporated herein by this reference.

7.            Securities Matters.  As a material inducement to the Company to issue the Stock and Warrant to the Consultant, pursuant to Paragraph 4, the Consultant (referred to in the following paragraphs as “you” or “your”) represents and warrants to the Company as follows:

7.1  You have, by reason of your business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that you are capable of (i) evaluating the merits and risks of an investment in the Stock and the Warrant or in the common stock issuable upon exercise thereof and making an informed investment decision; (ii) protecting your own interest; and (iii) bearing the economic risk of such investment for an indefinite period of time.

7.2  You are an “accredited purchaser” as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “1933 Act”), a copy of which is attached hereto as Appendix B and incorporated herein by this reference.

7.3  You are acquiring the Stock and the Warrant, and will acquire the shares issuable upon the exercise of the Warrant, for investment for your own account, and not with a view toward distribution thereof, and with no present intention of dividing your interest with others or reselling or otherwise disposing of all or any portion of the Stock or the Warrant or the shares issuable upon exercise of the Warrant. You have not offered or sold a participation in the Stock or the Warrant or the shares issuable upon exercise of the Warrant, and will not offer or sell any interest therein. You further acknowledge that you do not have in mind any sale of the Stock or the Warrant or the shares issuable upon exercise of the Warrant currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined events or consequence; and that you have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Stock or the Warrant or the shares issuable upon exercise of the Warrant and are not aware of any circumstances presently in existence that are likely in the future to prompt a disposition thereof.

7.4  You acknowledge that the Stock or the Warrant or the shares issuable upon exercise of the Warrant have been offered to you in direct communication between yourself and the Company and not through any advertisement of any kind.

7.5 You acknowledge that the Company has given you access to all information relating to the Company’s business that you have requested and that you have had access to the Company’s periodic reports filed with the Securities and Exchange Commission. You acknowledge that you have sufficient knowledge, financial and business experience concerning the affairs and conditions of the Company so that you can make a reasoned decision as to this investment in the Company and is capable of evaluating the merits and risks of this investment. Based on the foregoing, you hereby agree to indemnify the Company and the officers, directors and employees thereof harmless against all liability, costs or expenses (including reasonable attorneys’ fees) arising by reason of or in connection with any misrepresentation or any breach of your warranties, or arising as a result of your acquisition, sale or other distribution of the Stock or the Warrant or the shares issuable upon exercise of the Warrant in violation of the 1933 Act, the Securities Exchange Act of 1934 Act, as amended, or any other applicable law, either federal or state. The representations and warranties contained herein shall be binding upon your heirs, legal representatives, successors and assigns.

7.6  You are aware of the restrictions of transferability of the Stock or the Warrant or the shares issuable upon exercise of the Warrant and further understand and acknowledge that any certificates evidencing the Stock or the Warrant or the shares issuable upon exercise of the Warrant will bear a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.

7.7  You understand that the Stock or the Warrant or the shares issuable upon exercise of the Warrant may only be disposed of pursuant to either (i) an effective registration statement under the 1934 Act, or (ii) an exemption from the registration requirements of the 1933 Act. The Company has neither filed such a registration statement with the SEC or any state authorities nor agreed to do so.

8.            Termination.

8.1  Termination on Notice.  The Company may terminate this Agreement at any time, for any reason or for no reason, by giving thirty (30) days’ written notice of termination to the Consultant. The Consultant shall have the obligation to provide services up to and until the effective date of such termination, should the Company request such services in writing.

8.2  Automatic Termination.  This Agreement terminates automatically on the occurrence of the death or disability of Consultant.

8.3  Return of Company Property.  Upon the termination or expiration of this Agreement, Consultant shall immediately transfer to the Company all files (including, but not limited to, electronic files), records, documents, drawings, specifications, equipment and similar items in Consultant’s possession relating to the business of the Company or its Confidential Information (as defined herein) (including the work product of Consultant created pursuant to this Agreement).

9.            No Assignment of Rights or Delegation of Duties by Consultant: Company’s Right to Assign.  Consultant’s rights and duties under this Agreement are personal to Consultant and therefore no such right or duty shall be subject to voluntary or involuntary alienation, assignment or transfer to any person. The Company may assign its rights and delegate its obligations under this Agreement to any other person or entity.

10.            Indemnity.  Consultant hereby agrees to defend, hold harmless and indemnify the Company and its affiliates (the “Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) arising out of the performance of its duties or other activities of Consultant under this Agreement, including without limitation providing unauthorized representations, misrepresentations or other disclosures to prospective investors.

11.            Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the services to be rendered by Consultant to the Company in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

12.            Waiver.  No waiver of any term or provisions of this Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. No waiver or breach of any agreement or provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach thereof or a waiver or relinquishment of any other agreement or provision or right or power contained in this Agreement.

13.            No Third Party Beneficiary.  Nothing in this Agreement, whether expressed or implied, is intended to create any third party beneficiary obligations and the parties hereto specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereunder.

14.            Severability.  If any term or provision of this Agreement is found to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event (i) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated in to this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (ii) the remaining part of this Agreement shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law

15.            Preparation of Agreement.  It is acknowledged that each party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

16.            Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) by private airborne/overnight delivery service or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Company:	BioLargo, Inc

2603 Main Street, Suite 1155
Irvine, CA 92614
Phone: (949) 643-9540; Fax: (949) 625-9819

To Consultant:	Howard Isaacs
1320 Pearl Street Santa Monica, CA 90405 Phone: (562) 987-4939 hisaacs@adelphia.net

Any party may change his/her or its address for purposes of this paragraph by giving written notice of the new address to each of the other parties in the manner set forth above.

17.            Attorneys’ Fees and Costs.  In the event that any legal proceeding is brought to enforce or interpret any of the rights or obligations under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

18.            Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for a legal or equitable action between the Company and Consultant which relates to this Agreement shall be in the county of Orange.

19.            Remedies.  It is understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and that any breach of the provisions of this Agreement by Consultant will result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach. Accordingly, if Consultant breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to any other remedies which the Company may have, to enforce the specific performance of this Agreement by Consultant through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

20.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the day and year first indicated above.

COMPANY BioLargo, Inc

By:	/s/ Dennis Calvert
Name: Dennis Calvert
Title: President and Chief Executive Officer

CONSULTANT Howard Isaacs, an Individual
/s/ Howard Isaacs

Appendix A

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (“Agreement”) dated as of November 6, 2008 is entered in by and between BioLargo. Inc. (the “Company”) and Howard Isaacs (the “Consultant”), and sets forth the terms and conditions on which Company is willing to disclose certain material non-public information about the Company.

1.             Purpose.  In connection with his retention as a consultant to the Company pursuant to an agreement dated as of even date (the “Consulting Agreement”), the Company may disclose to the Consultant certain confidential technical and business information which the Company requires the Consultant to treat as confidential.

2.            Definition.  “Confidential Information” means any information disclosed to the Consultant by the Company, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation documents, prototypes and forecasted financial information. Confidential Information may also include information disclosed to the Company by third parties. Confidential Information shall not, however, include any information which the Consultant can establish by written documentation (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Consultant by the Company; (ii) becomes publicly known and made generally available after disclosure to the Consultant by the Company through no action or inaction of the Consultant; (iii) is in the possession of the Consultant, without confidentiality restrictions, at the time of disclosure by the Company as shown by the Consultant’s files and records immediately prior to the time of disclosure; (iv) is developed independently of the Confidential Information, as shown by written records prepared contemporaneously with such independent development; or (v) is disclosed pursuant to the requirement of a United States government agency or judicial body, provided that the Consultant shall provide reasonable advice notice thereof to enable the Company to seek a protective order or otherwise prevent such disclosure.

3.            Non-use and Non-disclosure.  The Consultant agrees not to use any Confidential Information for any purpose except within the proper scope of his duties pursuant to the Consulting Agreement. The Consultant agrees not to disclose any Confidential Information to third parties, except to those individuals who, with the prior written consent of the Company, are designated as authorized to receive such Confidential Information in order for the Consultant to perform his duties and obligations under the Consulting Agreement. The Consultant agrees that each third party receiving any Confidential Information will enter into a separate Non-Disclosure Agreement with the Company.

4.            Maintenance of Confidentiality.  The Consultant agrees that it shall take all commercially reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Consultant shall take at least those measures that the Consultant takes to protect its own confidential information of a similar nature and shall have its employees or advisors who have access to Confidential Information sign a non-use and non-disclosure agreement in content substantially similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. The Consultant shall immediately notify the Company in the event of any unauthorized use or disclosure of any Confidential Information.

5.            No Warranty.  ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

6.            Return of Materials.  All documents and other tangible objects containing or representing Confidential Information which are in the possession of the Consultant shall be and remain the property of the Company and shall be promptly returned to the Company upon request for any reason or for no reason.

7.            Work Made for Hire.

(a)          Consultant and/or designates of the Consultant shall promptly and fully inform the Company of, and disclose to the Company, any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Consultant develops, makes, creates, conceives or reduces to practice during the term of the Consulting Agreement that relate to the Company’s business or result from work performed by the Consultant to the Company, whether alone or in collaboration with others (collectively, “Invention Ideas”). Consultant hereby assigns to the Company exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively “Intellectual Property”). All copyrightable Invention Ideas are intended by Consultant to be a “work-made-for-hire” by Consultant for Company and owned by Company pursuant to Section 201 (b) of Title 17 of the United States Code.

(b)          Consultant shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property, and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Company, in order to enable Company to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 7. Consultant hereby appoints the Company as Consultant’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Consultant.

(c)          If for any reason the foregoing assignment is determined to be unenforceable Consultant grants to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.

(d)          Because of the difficulty of establishing when Consultant first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to Company’s confidential and proprietary information or equipment, facilities or data. Consultant agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Consultant or with the aid of Consultant within one year after the normal termination of Consultant’s employment with Company. Consultant can rebut that presumption if Consultant proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Consultant’s employment with and by Company; (ii) was conceived or developed entirely on Consultant’s own time without using Company’s equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Consultant for or on behalf of Company.

(e)         Consultant acknowledges that there is no intellectual property, proprietary right or work product that Consultant desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. To the best of Consultant’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Consultant and any other person or entity.

(f)         This Section 7 shall not operate to require Consultant to assign to Company any of Consultant’s rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Consultant represents and warrants to Company that this paragraph constitutes Company’s written notification to Consultant of the provisions of Section 2870 of the California Labor Code, and Consultant represents and warrants to Company that Consultant has reviewed Section 2870 of the California Labor Code.

8.            Unfair Competition and Protection of Proprietary Information.

(a)          Consultant shall not at any time (including after Consultant’s employment with Company terminates) divulge, furnish or make accessible to anyone any of Company’s Proprietary Information, or use in any way any of Company’s Proprietary Information other than as reasonably required to perform Consultant’s duties under this Agreement. Consultant shall not undertake any other acts or omissions that would reduce the value to Company of Company’s Proprietary Information. The restrictions on Consultant’s use of Company’s Proprietary’ Information shall not apply to knowledge or information that Consultant can prove is part of the public domain through no fault of Consultant. Consultant agrees that such restrictions are fair and reasonable.

(b)         Consultant agrees that Company’s Proprietary Information constitutes a unique and valuable asset of Company that Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Consultant in confidence in the course of Consultant’s provision of services to Company. Consultant also agrees that any disclosure or other use of Company’s Proprietary Information other than for Company’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Company and to its subsidiaries, affiliates and divisions. In addition to all other remedies Company may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 8.

(c)         Consultant agrees that Company’s employees constitute a valuable asset of Company. Consultant agrees that Consultant shall not, during the Term and for a period of two years thereafter, directly or indirectly, for Consultant or on behalf of any other person or entity, solicit any person who was an employee of or consultant to Company (at any time while Consultant is performing any services for

Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Company’s employment or relationships with such persons. Consultant agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Company. Further, Consultant shall not engage in any other unfair competition with Company. Consultant agrees that such restrictions are fair and reasonable.

(d)          Consultant recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

(e)          As used in this Agreement, “Company’s Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Consultant, by Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, Company’s Proprietary Information includes (a) the names, locations, practices and requirements of any of Company’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Company; (b) confidential or secret development or research work of Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) Company’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Company’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of Company or its subsidiaries, affiliates or divisions.

9.            Remedies.

(a)          The Consultant agrees that any violation or threatened violation of this Agreement will cause irreparable injury to the Company, entitling the Company to obtain injunctive relief in addition to all legal remedies at its disposal.

(b)          In addition to all remedies available hereunder, at law or in equity, if Consultant breaches any provision of Section 8 of this Agreement, Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code §§3426, et seq.) or other statutes or common law remedies of similar effect.

(c)          The remedies provided to Company in this Section 10 are cumulative, and not exclusive, of any other remedies that may be available to Company at law or in equity.

10.          No License.  Nothing in this Agreement is intended to grant any rights to the Consultant under any patent, copyright or other proprietary rights of the Company, nor shall this Agreement grant the Consultant any rights in or to Confidential Information except as expressly set forth herein.

11.            Term.  This Agreement shall survive the term of the Consulting Agreement and shall continue until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of the Consultant.

12.            Miscellaneous.  This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. This document contains the entire agreement between the parties with respect to the subject matter hereof. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized officers to execute this Agreement as of the date first above written.

BIOLARGO, INC. (“COMPANY”)

By	/s/ Dennis Calvert
Dennis Calvert
Title: President and Chief Executive Officer

HOWARD ISAACS (“CONSULTANT”)

/s/ Howard Isaacs

Appendix B

DEFINITION OF ACCREDITED INVESTOR

An “accredited investor” is defined by Rule 501(a) of Regulation D as:

1.            Any bank as defined in section 3(a)(2) of the Act whether acting in its individual or fiduciary capacity; insurance company as defined in section 2(13) of the Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958: employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000;

2.            Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

3.            Any organization described in Section 501(c)(3) of the Internal Revenue Code with total assets in excess of $5,000,000;

4.            Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

5.            Any natural person whose individual net worth, or joint net worth with that, person’s spouse, at the time of his or her purchase exceeds $1,000,000;

6.            Any natural person who had an individual income in excess of $200,000 in each of the two most recent years and who reasonably expects an income in excess of $200,000 in the current year or joint income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects reaching the same income level in the current year; and

7.            Any entity in which all of the equity owners are Accredited Investors under paragraph (a) (1), (2), (3), (4), (6), or (7) of Rule 501.

Consultant Initials	Company Initials